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                            DUKE REALTY INVESTMENTS, INC.
                               (AN INDIANA CORPORATION)


                             3,000,000 DEPOSITARY SHARES
      EACH REPRESENTING 1/10 OF A 7.99% SERIES B CUMULATIVE STEP-UP PREMIUM RATE
                     PREFERRED SHARE (PAR VALUE $0.01 PER SHARE)
          (LIQUIDATION PREFERENCE EQUIVALENT TO $50.00 PER DEPOSITARY SHARE)

                                   TERMS AGREEMENT


                                                         Dated:  JULY 8, 1997


To: Duke Realty Investments, Inc.
    8888 Keystone Crossing, Suite 1150
    Indianapolis, IN  46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

    We understand that Duke Realty Investments, Inc., an Indiana corporation (the "Company"), proposes to issue and sell 3,000,000 depositary shares (the "Depositary Shares") each representing 1/10 of a 7.99% Series B Cumulative Step-Up Premium Rate -sm- Preferred Share, par value $0.01 per share (collectively, the "Series B SUPeR Preferred Shares"), of the Company (such Depositary Shares being collectively hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase the Underwritten Securities at the purchase price set forth below.

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          The Underwritten Securities shall have the following terms:


Title: Depositary Shares Each Representing 1/10 of a 7.99% Series B Cumulative SUPeR Preferred Share (par value $0.01 per share) (Liquidation Preference Equivalent to $50 per Depositary Share).

Rank:                        The Underwritten Securities will rank PARI PASSU
                             with any other preferred shares and will rank
                             senior to the Common Shares of the Company and any
                             other shares of the Company ranking junior to the
                             Series SUPeR Preferred Shares.
Anticipated Ratings:         BBB- by Standard & Poor's; baa3 by Moody's; BBB-by
                             Duff + Phelps.

Number of Underwritten
 Securities:                 3,000,000.

Number of Option
 Underwritten
 Securities:                 None.

Dividend Rate:               7.99% of the liquidation preference per
                             Depositary Share per annum from July 11, 1997 to and including September 30, 2012; thereafter, beginning October 1, 2012, at 9.99% of the liquidation preference per Depositary Share per annum.

Dividend payment dates:      March 31, June 30, September 30 and December 31
                             (or, if not a business day, then the immediately succeeding business day), commencing on
                             September 30, 1997.

Stated value:                $50

Liquidation preference
 per Depositary Share:       $50

Redemption provisions:       The Depositary Shares are not redeemable prior to
                             September 30, 2007. On and after September 30,
                             2007, the Depositary Shares will be redeemable for cash at the option of the Company, in whole or in part, at $50.00 per share, plus distributions accrued and unpaid to the redemption date. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of the Company which may include other series of preferred shares, and from no other source.

Sinking fund requirements:   N/A.

Conversion provisions:       The Series B SUPeR Preferred Shares are not
                             convertible or exchangeable for any other property or securities of the Company.

Voting rights:               If distributions on the Series B SUPeR Preferred
                             Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Underwritten Securities (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional
                             Directors to serve on the Board of Directors of the Company until all distribution arrearages are paid.

Listing requirements:        NYSE.

Initial public offering
 price per Depositary
 Share:                      $50 plus accrued distributions, if any, from the
                             date of original issue.
Purchase price per
 Depositary Share:           $48.75.

Other terms and conditions:  N/A.

Closing time, date and
 location:                   10:00 A.M., New York City time, July 11, 1997 at
                             the offices of Rogers & Wells, 200 Park Avenue,
                             New York, New York 10166.

     All of the provisions contained in the document attached as Annex A hereto entitled "DUKE REALTY INVESTMENTS, INC. AND DUKE REALTY LIMITED PARTNERSHIP--Common Stock, Preferred Stock, Depositary Shares and Debt Securities--Uderwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

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    Please accept this offer no later than 1:00 o'clock p.m. (New York City time) on July 8, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                        Very truly yours,

                        MERRILL LYNCH & CO.
                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                              INCORPORATED



                        By:   /s/ Martin S. Cicco
                             ---------------------------------------------
                                  For themselves and as Representatives of the
                                  other named Underwriters.
                                       Name:  Martin S. Cicco
                                       Title: Authorized Signatory


Accepted:

DUKE REALTY INVESTMENTS, INC.



By: /s/ Dennis D. Oklak
   ----------------------------
   Name:  Dennis D. Oklak
   Title: Vice President and Treasurer


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